Bergio International Secures Equity Line of Credit with Tangiers Investors, LP

Fairfield, NJ – January 13, 2010 – Bergio International, Inc. (OTCBB: BRGO) – Bergio is pleased to announce that it has secured an equity line of credit in the amount of $25,000,000 under the terms of a Securities Purchase Agreement that the company has entered into with Tangiers Investors, LP. Under the agreement Bergio may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $25,000,000. The shares may be sold to Tangiers at 12% discount to their market price which is equal to the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board. Under the agreement Bergio may receive advances of up to $250,000 per ten consecutive trading days. Tangiers received a commitment fee for entering into the equity line of credit. The commitment fee was paid in common stock of Bergio International.

Berge Abajian, CEO of Bergio International, said “I am very pleased that we have secured the equity line financing. We plan to use the financing carefully and very strategically. Access to the capital under the equity line will allow us to execute on our business plan. I look forward to working with Tangiers more in the future.”

About Bergio International, Inc.

Bergio is entering into its 20th year of operations and concentrates on boutique, upscale jewelry stores.  It currently sells its jewelry to approximately 150 independent jewelry retailers across the United States. Bergio has spent millions in branding the Bergio brand through tradeshows, trade advertising, national advertising and billboard advertising since launching the line in 1995.  Bergio has manufacturing control over its line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities in the United States and Italy.

We have established Bergio International as a holding company for the purpose of acquiring well-established jewelry design and manufacturing firms who possess branded product lines.

Additionally, Bergio intends to acquire design and manufacturing firms throughout the United States and Europe.  If and when they pursue any potential acquisition candidates, they intend to target the top 10% of the world’s jewelry manufactures that have already created an identity and brand in the jewelry industry.

Forward-Looking Statement: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

www.Bergio.com

MEDIA CONTACT:
IRworks, LLC
Charis C. Harris – President
646-688-5823